Exhibits 5.1, 8.1 and 23.1

June 14, 2007

Bayview Financial Securities Company, LLC
4425 Ponce de Leon Boulevard, 5th Floor
Coral Gables, Florida 33146

Re:	Bayview Financial Securities Company, LLC, Registration Statement on Form S-3

Ladies and Gentlemen:

We will act as special counsel for Bayview Financial Securities Company, LLC, a Delaware limited liability company (the “Company”), in connection with the offering, from time to time, in one or more Series (each, a “Series”) of the Company’s Pass-Through Certificates (the “Certificates”) and Asset-Backed Notes (the “Notes,” and together with the Certificates, the “Securities”). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by means of a Registration Statement of the Company on Form S-3. The Securities will be offered pursuant to one or more prospectuses, each as supplemented by a prospectus supplement (the applicable “Base Prospectus” and applicable “Prospectus Supplement,” respectively), which will be filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of either (a) a pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the Company, as depositor, a master servicer (the “Master Servicer”) and a trustee and custodian (the “Trustee” and the “Custodian”) or (b) a trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”), in each case each such party to be identified in the Prospectus Supplement for such Series of Certificates. Each Series of Notes will be issued under a separate indenture (each, an “Indenture” and, together with each Pooling and Servicing Agreement and Trust Agreement, the “Agreements”) between a trust (the “Trust”) and an indenture trustee (the “Indenture Trustee”), each to be identified in the Prospectus Supplement for such Series of Notes.

We have examined copies of the Company’s Certificate of Formation and Limited Liability Company Agreement, the Registration Statement, each Base Prospectus and each form of Prospectus Supplement, the forms of Agreements (each as filed or incorporated by reference as an exhibit to the Registration Statement), the forms of Securities and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

i. When any Agreement relating to a Series of Securities has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Trust, the Master Servicer, the Trustee, the Indenture Trustee and/or Owner Trustee, as applicable, the Custodian and any other party thereto, such Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations; and

ii. When the issuance and sale of a Series of Securities have been duly authorized by all requisite action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time) and, when the Securities have been duly and validly executed and authenticated by the Trustee, Indenture Trustee and/or Owner Trustee for such Series in accordance with the terms of the related Agreement, and delivered against payment therefor as described in the Registration Statement, such Securities will be duly and validly issued and outstanding, and the holders thereof will be entitled to the benefits of the related Agreement.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

We have also advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under “Material Federal Income Tax Considerations” in each Base Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, the discussion represents our opinion.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this letter express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in each Base Prospectus and applicable Prospectus Supplements, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of any Base Prospectus or any Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP